EXHIBIT 16.1

[KPMG LLP Letterhead]

August 31, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for SumTotal Systems, Inc. and, under the date of August 1, 2005, we reported on the consolidated financial statements of SumTotal Systems, Inc. as of and for the years ended December 31, 2004 and 2003, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004. On August 25, 2005, we declined to stand for re-appointment as principal accountants, and such relationship will cease upon completion of the review of the Company’s interim condensed consolidated financial statements as of September 30, 2005 and for the three- and nine- month periods then ended and the filing by the Company of its third quarter Form 10-Q with the Securities and Exchange Commission. We have read SumTotal Systems, Inc.’s statements included under Item 4.01 of its Form 8-K dated August 25, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with SumTotal Systems, Inc.’s statement that the Audit Committee and management are actively evaluating several candidates for a replacement independent registered public accounting firm for SumTotal Systems, Inc.

Very truly yours,

/s/ KPMG LLP